                                                                    EXHIBIT 2.15

BARBADOS

      THIS DEED OF GUARANTEE AND SUBORDINATION is made as of the 15th day of July, 2005.

BY: MITEL NETWORKS INTERNATIONAL LIMITED, a company formed under the laws of Barbados with registered office at The Corporate Secretary Limited, Whitepark House, Whitepark Road, St. Michael (hereinafter referred to as the "Company")

AND: EACH OF THE INTERCOMPANY CREDITORS (jointly and severally, the "Intercompany Creditors") identified in Schedule I hereto

IN FAVOUR OF: BNY TRUST COMPANY OF CANADA, a company formed under the laws of
              Canada as the successor collateral agent to Highbridge International LLC (in such capacity, the "Collateral Agent") for itself as a holder and the other holders existing from time to time (each a "Secured Party" and collectively, the "Secured Parties"), of senior secured convertible notes initially issued as of April 27, 2005, (as amended, restated or supplemented from time to time the "Notes"), issued by Mitel Networks Corporation, a corporation incorporated under the laws of Canada (the "Issuer") pursuant to a Securities Purchase Agreement dated April 27, 2005 (the "Securities Purchase Agreement") by and among the Issuer and the buyers party thereto.

RECITALS:

A. Pursuant to the Notes issued by the Issuer pursuant to the Securities Purchase Agreement, the Issuer is indebted to the Secured Parties as holders from time to time of the Notes.

B. The Company is a direct wholly-owned subsidiary of the Issuer; and the Company will benefit from the arrangements under the issuance of the Notes and the receipt of proceeds therefrom by the Issuer.

C. The Company has agreed to guarantee the obligations of the Issuer and as additional security therefor.

D. Each of the Company and the Intercompany Creditors have agreed to execute and deliver this Deed of Guarantee and Subordination to and in favour of the Collateral Agent, for the purpose of effecting the subordination of the rights in respect of certain Intercompany Debts (as defined herein), and for the purposes of regulating the claims of the Collateral Agent and the Intercompany Creditors against the Company.

E. This Deed of Guarantee and Subordination replaces in its entirety the Deed of Guarantee and Subordination dated as of June 30, 2004 between the Company, Highbridge

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DEED OF GUARANTEE AND SUBORDINATION

      International LLC (in its capacity as the former collateral agents), and the Intercompany Creditors.

IT IS HEREBY AGREED AS FOLLOWS:

1.    DEFINITIONS AND INTERPRETATION

1.1 In this Deed of Guarantee and Subordination unless the context otherwise requires the following expressions shall bear the following respective meanings:

(a)   "APPLICABLE LAW"        means the law of any one or more jurisdictions
                              which is applicable to the interpretation of the rights and interests created herein, or to the exercise of any power or discretion by the Company, the Collateral Agent or an Intercompany
                              Creditor hereunder, whether by reason of the domicile of the Company, the domicile of the Collateral Agent, the domicile of the Intercompany
                              Creditor, the situs of the whole or any part of the Collateral, or other connecting factor (which is admissible under general principles of law, including relevant principles of conflicts of laws) and includes the Governing Law. Each of the parties hereto shall determine the Applicable Law by reference to the Governing Law, except where that party has actual notice of the applicability hereto of another system or, and each of the parties hereto shall obey the court orders of a court validly claiming jurisdiction in respect hereof;

(c)   "COMPANY"               means any entity with corporate capacity (of
                              whatsoever kind) incorporated or otherwise brought into existence in any part of the world and includes companies, limited liability companies and societies with restricted liability which have liability hereunder;

(d)   "COUNTRY OF DOMICILE"   means any one of the country of residence,
                              nationality or domicile (as appropriate);

(e)   "DEED"                  means any instrument in writing whether in one or
                              more counterparts, in the form appropriate under Applicable Law, and includes deeds, documents under seal, contracts, declarations in writing, memoranda, written resolutions of the Trustee and other instruments in writing;

(f)   "EVENT OF DEFAULT"      means an event which constitutes an Event of
                              Default as described in the Notes, committed by the Company;

(g)   "INSOLVENCY EVENT"      means:

                              (i) under any Applicable Law, a court making a final winding up order or an order for the dissolution or liquidation of (or similar procedure in respect of) the Company, or

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DEED OF GUARANTEE AND SUBORDINATION

                              (ii) under any Applicable Law, a liquidator or administrator or similar official is appointed to the Company;

(i)   "INTERCOMPANY DEBTS"    means the book debts, accounts and other amounts
                              receivable, claims, demands, moneys and choses in action which now are due or owing by the Company to or owned, by the Intercompany Creditors and all claims of whatsoever nature or kind which the Intercompany Creditors have or may have against the Company;

(j)   "ISSUER INDEBTEDNESS"   means all claims, indebtedness, liabilities and
                              obligations of the Issuer to the Secured Parties under and in connection with the Securities
                              Purchase Agreement and the Notes;

(k)   "ISSUER DISCHARGE DATE" means the date on which:

                              (i) all of the Issuer Indebtedness has been fully discharged, or

                              (ii) a Qualified IPO (as defined in the Notes) is
                                   consummated;

(l)   "PERSON"                means any individual or any body of persons
                              corporate or unincorporate, and includes individuals, companies, bodies corporate, limited liability companies, societies with restricted liability, partnerships (whether limited or general), firms, syndicates, joint ventures, trusts, unincorporated associations, governmental authorities and agencies, and any legal entity or any other association of persons;

(m)   "PROPER LAW"            means the law, as determined in accordance with
                              this Deed of Guarantee and Subordination, to the exclusive jurisdiction of which the rights of all parties and the construction and effect of each and every provision of this Deed of Guarantee and Subordination shall be subject and by which such rights, construction and effect shall be construed and regulated.

1.2 Capitalised terms not defined in this Deed of Guarantee and Subordination, unless otherwise indicated, shall have the meanings assigned to such terms in the Notes.

1.3 Terms defined elsewhere in this Deed of Guarantee and Subordination, unless otherwise indicated, shall have such meaning in every section herein.

1.4 Where the context permits, any reference to "Collateral" in this Deed of Guarantee and Subordination, shall be deemed to be a reference to "Collateral or any part thereof."

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DEED OF GUARANTEE AND SUBORDINATION

1.5 Unless the context clearly requires otherwise, the words "hereof" "herein" and "hereunder" and words of similar import, when used in this Deed of Guarantee and Subordination, shall refer to this Deed of Guarantee and Subordination as a whole and not to any particular section; wherever the word "include" "includes" or "including" is used in any provision of this Deed of Guarantee and Subordination, it shall be deemed to be followed by the words "without limitation" unless clearly indicated otherwise.

1.6 The singular includes the plural and the plural includes the singular; and the masculine gender includes the feminine and neuter genders.

1.7 The division of this Deed of Guarantee and Subordination into sections, articles and paragraphs, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

2.    GUARANTEE OF OBLIGATIONS OF ISSUER

2.1 The Company hereby unconditionally GUARANTEES to the Collateral Agent and each of the Secured Parties payment of all present and future indebtedness, liabilities and obligations, whether direct or indirect, absolute or contingent, now or hereafter owing by the Issuer to the Secured Parties (collectively, the "Obligations"). The Company shall pay to the Collateral Agent for itself and the Secured Parties, on demand by the Collateral Agent, all amounts owing by the Company to the Collateral Agent for itself and the Secured Parties hereunder and the Company shall pay to the Collateral Agent for itself and the Secured Parties interest thereon after demand at the highest rate of interest payable on the Obligations or any part or parts thereof.

2.2 No change in the name, objects, capital or constitution of the Issuer or any other matter relating to the Issuer, shall in any way affect the liability of the Company, either with respect to transactions occurring before or after any such change.

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DEED OF GUARANTEE AND SUBORDINATION

2.3 The Company and the Intercompany Creditors hereby expressly acknowledge and confirm that the Collateral Agent, without consent of the Company or the Intercompany Creditors and without exonerating in whole or in part the Company, may grant time, renewals, extensions, indulgences, releases and/or discharges to the Issuer and all other persons (including the Company, and any other guarantor), may take securities from and give the same and any or all existing securities up to the Issuer and all other persons (including the Company, and any other guarantor), may abstain from taking securities from the Issuer and all other persons (including the Company, and any other guarantor), or from perfecting securities of the Issuer and all other persons (including the Company, and any other guarantor), may accept compositions from the Issuer and all other persons (including the Company, and any other guarantor), and may otherwise change the terms of any of the debts, obligations liabilities hereby guaranteed and otherwise deal with the Issuer and all other persons (including the Company, and any other guarantor), as the Collateral Agent may see fit, and that all dividends, compositions, and moneys received by the Collateral Agent from the Issuer or from any other persons or estates capable of being applied by the Collateral Agent in reduction of the Obligations hereby guaranteed, shall be regarded for all purposes as payments in gross, and the Collateral Agent shall be entitled to prove against the estate of the Issuer upon any insolvency or winding-up in respect of the whole of said debtors liabilities, and the Company shall have no right to be subrogated to the Collateral Agent in respect of any such proof or otherwise until the Collateral Agent shall have received from such estate or from the Company, payment in full of its claim with interest.

2.4 This shall be a continuing guarantee, and shall cover and secure any ultimate balance owing to the Secured Parties, including all costs, charges and expenses which any Secured Party or the Collateral Agent may incur in enforcing or obtaining payment of the sums of money due to the Secured Parties from the Issuer either alone or in conjunction with any other corporation, person or persons, or otherwise howsoever, or attempting to do so. The Collateral Agent shall not be obliged to seek any recourse against the Issuer or other persons or the securities it may hold before being entitled to payment from the Company of all and every Obligation hereby guaranteed. The Company hereby renounces the benefits of discussion and division. The Company renounces to claim against, or set up against, the Collateral Agent any right which the Company may have to be subrogated in any of the rights, hypothecs, privileges and other security held from time to time by the Collateral Agent. Every certificate issued under the hand of a duly authorised officer of the Collateral Agent, purporting to show the amount at any particular time due and payable to the Collateral Agent, and covered by this guarantee, shall be received as conclusive evidence (in the absence of manifest error) as against the Company that such amount is at such time so due and payable to the Collateral Agent and is covered hereby.

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DEED OF GUARANTEE AND SUBORDINATION

2.5 All payments made by the Company under this guarantee shall be made free and clear and without deduction for any and all present and future taxes, levies and withholdings, including without limitation stamp and documentary taxes (collectively, the "Taxes"), but excluding taxes imposed on the net income of the Collateral Agent. If the Company is required by law to deduct any Taxes from or in respect of any amount paid or payable hereunder, including without limitation any additional amount or amounts payable pursuant to this paragraph, such amount shall be increased as necessary so that the Collateral Agent receives an amount or amounts which are, in the aggregate, equal to the sum it would have received had no such deduction been made and the Company shall pay same to the relevant taxing authority and, upon request by the Collateral Agent, shall give to the Collateral Agent acceptable evidence of such payments. The Company covenants and agrees to indemnify and save harmless the Collateral Agent from and against any and all Taxes paid or payable by the Collateral Agent in respect of any amounts paid or payable under this guarantee.

3.    SUBORDINATION AND RANKING OF CLAIMS

3.1 Subject to the terms of this Deed of Guarantee and Subordination any and all claims of the Collateral Agent (up to the Issuer Indebtedness), shall for all purposes and at all times rank ahead of and in priority to the Intercompany Debts.

3.2 Each of the Intercompany Creditors hereby expressly and fully subordinates and defers its right to payment in accordance with section 3.1 above, to any and all claims of the Collateral Agent (up to the Issuer Indebtedness). Thereafter the claims of the Collateral Agent and the claims of the Intercompany Creditors shall rank pari passu in all respects and there shall be no other deferral or subordination of the claims of the Intercompany Creditors.

4.    TURNOVER

4.1.1 If at any time on or before the Issuer Discharge Date, there has been an Event of Default or an Insolvency Event, and an Intercompany Creditor:

      (a) receives or recovers a payment of any kind in respect or on account of the in respect of the Intercompany Debts;

      (b) receives or recovers proceeds pursuant to any enforcement or similar action against the Company; or

      (c) discharges any of the Intercompany Debts by set-off, combination of accounts or otherwise;

      that Intercompany Creditor as the beneficiary of that payment, distribution, set-off or combination, will promptly pay all amounts and distributions to the Collateral Agent and, pending such payments, the Intercompany Creditor shall hold such distribution on trust for the Collateral Agent.

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DEED OF GUARANTEE AND SUBORDINATION

5.    COVENANTS

5.1 Each of the Company and the Intercompany Creditors hereby covenants that until the Issuer Discharge Date, it shall not:

      (a) assign, sell, transfer or dispose of any of the Intercompany Debts or permit any other person to purchase or acquire any of the Intercompany Debts unless such assignee, transferee or purchaser has first agreed to be bound by the terms of this Deed of Guarantee and Subordination as a party hereto pursuant to a Deed in form and content satisfactory to Collateral Agent; and

      (b) create and the Company shall not permit to subsist any security interest or any guarantee or other assurance against financial loss in respect of the Intercompany Debts.

6.    SUBORDINATION ON INSOLVENCY

6.1 Upon the occurrence of an Insolvency Event in relation to the Company, the Intercompany Debts will fully and unconditionally be subordinate in right of payment to any and all claims of the Collateral Agent.

6.2.1 Upon the occurrence of an Insolvency Event in relation to the Issuer or the Company, as the case may be, the Collateral Agent is irrevocably and severally authorised by each other relevant party to this Deed on their behalf to (a) demand, claim, enforce and prove for, (b) file claims and proofs, give receipt and take all proceedings and do all things which the Collateral Agent considers reasonably necessary to recover, and (c) receive distributions of any kind whatsoever, in respect or on account of, the Intercompany Debts.

6.2.2 If, for any reason whatsoever, the Collateral Agent is not entitled to take any such action for the recovery of any of Intercompany Debts, each other party to this Deed (as the case may be) undertakes to take any action and give any notices which the Collateral Agent reasonably requires from time to time.

6.3.1 Upon the occurrence of an Insolvency Event in relation to the Issuer or the Company, as the case may be, the Collateral Agent is irrevocably and severally authorised by each other party to this Deed on their behalf to exercise all powers of convening meetings, voting and representation in respect of the Intercompany Debts, and each other party to this Deed will provide all forms of proxy and of representation requested by the Collateral Agent for that purpose.

6.3.2 If, for any reason whatsoever, the Collateral Agent is not entitled to take any such action or exercise any such powers, each other party to this Deed undertakes to take any action and exercise any powers which the Collateral Agent reasonably requires from time to time.

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DEED OF GUARANTEE AND SUBORDINATION

6.4 Upon the occurrence of an Insolvency Event in relation to the Issuer, or the Company as the case may be, the trustee in bankruptcy, liquidator, assignee, receiver-manager, receiver, manager, or other person distributing their assets or their proceeds (an "Insolvency Office Holder") shall be directed by each other party as applicable to this Deed of Guarantee and Subordination to pay distributions of any kind directly to Collateral Agent until the Issuer Indebtedness has been fully discharged.

6.5 If an Intercompany Creditor receives a payment or distribution from an Insolvency Office Holder directly, such Intercompany Creditor shall hold such payment or distribution in trust for the Collateral Agent pending an application thereof in accordance with section 6.4.

6.6 The Company and the Intercompany Creditors acknowledge and agree that the Collateral Agent may (subject to the provisions of this Deed of Guarantee and Subordination):

      (a) apply any moneys received under this Deed of Guarantee and Subordination to any item of account or liability in respect of the Issuer Indebtedness in any order or manner which it may determine in its sole and absolute discretion; and

      (b) hold any moneys received under this Deed of Guarantee and Subordination in a trust account (bearing interest at a market rate usual for accounts of that type) unless and until those moneys are sufficient in aggregate in order to bring about the Issuer Discharge Date.

7.    PROTECTION OF SUBORDINATION

7.1 The subordination provisions in this Deed of Guarantee and Subordination constitute a continuing subordination and benefit to the ultimate aggregate balance of the Issuer Indebtedness, and the claims of the Collateral Agent for and on behalf of the Secured Parties, regardless of any intermediate payment or discharge of the Issuer Indebtedness in whole or in part.

7.2 The subordination and priority provisions in this Deed of Guarantee and Subordination will not be affected by any act, omission , occurrence or circumstance whatsoever which (but for this provision) may operate to release, extricate or otherwise exonerate any party to this Deed of Guarantee and Subordination from their obligations under this Deed of Guarantee and Subordination or otherwise affect those subordination and priority provisions, including (without limitation):

      (a)   any time or indulgence granted to or composition with any person;

      (b) the taking, amendment, replacement, substitution, compromise, renewal or release of or refusal to enforce or exercise any rights, remedies or securities against or granted by the Issuer or the Company as the case may be;

      (c) any legal or equitable limitation, disability, incapacity, impairment or other circumstance relating to any Intercompany Creditor or the Company as the case may be or any other person or any amendment, supplement, substitution or replacement of the terms of this Deed of Guarantee and Subordination or any other document;

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DEED OF GUARANTEE AND SUBORDINATION

      (d) any fluctuation in or partial repayment or prepayment of the Issuer Indebtedness;

      (e) the giving or failing to give any notice, or the sequence or order of giving any notice to any person; or

      (f) the time, sequence or order of creating, granting, executing, delivering or registering, or any failure in respect thereof, of any notice, caveat, financing statement or other document.

7.3 The Company is a party to this Deed of Guarantee and Subordination inter alia in order to acknowledge the priorities, rights and obligations set out in this Deed of Guarantee and Subordination and undertakes not to take or agree to take any action whereby the ranking and or subordination provided for in this Deed of Guarantee and Subordination may be impaired.

8.    WARRANTY OF CAPACITY AND FURTHER ASSURANCES

8.1 Each party to this Deed of Guarantee and Subordination represents and warrants to the other that it has full authority, power and capacity to enter into and carry out its obligations under this Deed of Guarantee and Subordination and that all necessary acts and things have been taken or done to enable it lawfully to enter into and carry out its obligations under this Deed of Guarantee and Subordination and that when executed, this Deed of Guarantee and Subordination will create obligations which are valid and binding on it and enforceable in accordance with their terms.

8.2 Each of the parties agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of such further documents, as may be required by law or as may be necessary or desirable to implement and/or give effect to this Deed of Guarantee and Subordination.

9.    ASSIGNMENT OF RIGHTS BY COLLATERAL AGENT

9.1.1 The Company and the Intercompany Creditors acknowledge and agree that the Collateral Agent (in this capacity the "Transferor"), may at any time assign any of its rights under this Deed of Guarantee and Subordination or transfer any of its rights and obligations under this Deed of Guarantee and Subordination to any person (a "Transferee").

9.1.2 An assignment or transfer in accordance with section 9.1.1, will be effective if the Transferor and the Transferee execute an Accession Deed under which the Transferee agrees to be bound by all of the terms of this Deed of Guarantee and Subordination as if an original party thereto. Each of the parties to this Deed of Guarantee and Subordination (other than the Transferee) irrevocably authorises the Collateral Agent to execute on its behalf any Accession Deed that has been duly completed and executed by the Transferor and the Transferee. The Collateral Agent will promptly notify the other parties to this Deed of Guarantee and Subordination of the receipt and execution by it on their behalf of any Accession Deed.

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DEED OF GUARANTEE AND SUBORDINATION

10.     FUNDS HELD BY COLLATERAL AGENT

10.1.1 After the final and conclusive settlement of all claims of the Collateral Agent (up to the Issuer Indebtedness), any funds or amounts received by the Collateral Agent, shall be held on trust for and promptly applied as follows:

        (a) prior to the occurrence of an Insolvency Event, to the Intercompany Creditor; and

        (b) following the occurrence of an Insolvency Event to the Company or the Insolvency Office Holder (as may be appropriate).

11.     GENERAL

11.1.1. After the final and conclusive settlement of all claims of the Collateral Agent (up to the Issuer Indebtedness), any funds or amounts received by the Collateral Agents, shall be held on trust for and promptly applied as follows:

        (a) prior to the occurrence of an Insolvency Event, to the Intercompany Creditor; and

        (b) following the occurrence of an Insolvency Event to the Company or the Insolvency Office Holder (as may be appropriate).

11.1.1 Notices: All notices, requests, demands or other communication by the terms hereof required or permitted to be given by either party to the other shall, unless otherwise specifically provided for herein, be given in writing and be delivered by personal delivery or courier delivery and by transmittal by electronic means of communication addressed to such other party as follows:

        If to the Collateral Agent:         If to the Company:
        BNY Trust Company of Canada         Mitel Networks International Limited
        4 King Street West                  c/o Corporate Secretary Limited
        Suite 1101                          Whitepark House
        Toronto, Ontario M5H 1B6            Whitepark Road
        Canada                              Bridgetown
                                            Barbados

        If to an Intercompany Creditor:

        - at the address set forth for such Intercompany Creditor in Schedule I.

11.1.2 Any party may from time to time by notice to the other party change the address to which notices are to be given. Any communication shall be conclusively deemed to have been given on the day of actual delivery thereof or on the day of actual transmission thereof if such day is a business day and the communication is delivered or transmitted during the normal business hours of the recipient and on the business day during which normal business hours next occur if given after such hours on any day.

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DEED OF GUARANTEE AND SUBORDINATION

11.2 Counterparts: This Deed of Guarantee and Subordination may be executed in any number of counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument representing this Deed of Guarantee and Subordination between the parties hereto and it shall not be necessary for the proof of this Deed of Guarantee and Subordination that any party produce or account for more than one such counterpart.

11.3 Invalid Provisions: If any provision of this Deed of Guarantee and Subordination is held to be illegal or invalid or unenforceable, such provision shall be fully severable, and this Deed of Guarantee and Subordination shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Deed of Guarantee and Subordination, and the remaining provisions of this Deed of Guarantee and Subordination shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Deed of Guarantee and Subordination.

11.4 Governing Law: This Deed of Guarantee and Subordination shall be governed by, and construed in accordance with, the laws of Barbados and the Courts of Barbados shall have non-exclusive jurisdiction herein.

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DEED OF GUARANTEE AND SUBORDINATION

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinbefore written.

 THE COMMON SEAL of                     )
 MITEL NETWORKS                         )
 INTERNATIONAL LIMITED                  )       /s/ Paul Butcher
 was hereto set and affixed by          )           Paul Butcher, Director
                                        )
                                        )
                                        )
                                        )
                                        )
                                        )

 Witness:    S. Felskie

 Name:       Sandra Felskie
 Address:    Ottawa, Ontario, Canada
 Occupation: Assistant Corporate Secretary

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DEED OF GUARANTEE AND SUBORDINATION

                                   SCHEDULE I

      NAME AND ADDRESS OF INTERCOMPANY CREDITOR
      MITEL NETWORKS OVERSEAS LIMITED
      The Corporate Secretary Limited
      Whitepark House
      Whitepark Road
      St. Michael

THE COMMON SEAL of                      )
MITEL NETWORKS                          )
OVERSEAS LIMITED                        )       /s/ Paul Butcher
was hereto set and affixed by           )           Paul Butcher, Director
                                        )
                                        )
                                        )
                                        )
                                        )
                                        )

Witness:    S. Felskie

Name:       Sandra Felskie
Address:    Ottawa, Ontario, Canada
Occupation: Assistant Corporate Secretary

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